Exhibit (a)(1)(B)
BEAZER HOMES USA, INC.
Offer to Exchange Certain Outstanding Options
and Stock-settled Stock Appreciation Rights for New Restricted Stock Awards
ELECTION FORM
Participant Name:
     Below is a list of your current stock options and/or stock-settled stock appreciation rights (“SSARs”) that may be exchanged in the Offer to Exchange Certain Outstanding Options and Stock-settled Stock Appreciation Rights for New Restricted Stock Awards (the “Offer”). Before signing this Election Form, please make sure you have received, read and understand the documents that make up this Offer, including: (1) the Offer to Exchange Certain Outstanding Options and Stock-settled Stock Appreciation Rights for New Restricted Stock Awards (referred to as the “Offer to Exchange”); (2) this Election Form; and (3) the Withdrawal Form. The Offer is subject to the terms of these documents as they may be amended. The Offer provides eligible employees who hold Eligible Awards (as defined below) the opportunity to exchange these awards for shares of restricted stock as set forth in Section 2 of the Offer to Exchange. This Offer expires at 11:59 p.m., Eastern Time, on August 31, 2009, unless extended. PLEASE FOLLOW THE INSTRUCTIONS AT THE END OF THIS ELECTION FORM.
     In accordance with the terms outlined in the offer documents, the number of shares of restricted stock you receive will be based on the exercise price of your exchanged Eligible Awards as described in Section 2 of the Offer to Exchange. If you participate in this Offer, you may exchange outstanding options and/or SSARs granted to you by Beazer Homes with an exercise price in excess of $26.00 per share (“Eligible Awards”). Each share of restricted stock will vest in accordance with the schedule described in Section 9 of the Offer to Exchange. Full vesting of the restricted stock is subject to your continued employment with Beazer Homes, as described in the Offer to Exchange. You will lose your rights to all Eligible Awards that are exchanged under the Offer.
     BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.
     To participate in the Offer to exchange some or all of your Eligible Awards, you must complete, sign, date and deliver this Election Form via facsimile or e-mail (via PDF or similar imaged document file) on or before 11:59 p.m., Eastern Time, on August 31, 2009 (unless the Offer is extended):
•	by facsimile, to (770) 350-4357, Attn: Kate Harris; or

•	by e-mail, to kharris@beazer.com
     Only Election Forms that are complete, signed and actually received by Beazer Homes through the methods described above by the deadline will be accepted.

Participant Name:
     You are required to make an election for each Eligible Award noted below. Any Election Form submitted without an “Exchange” or “Do Not Exchange” marked for each Eligible Award below will be rejected.

Number of
Shares of
		Shares	Restricted
	Eligible Award	Subject to	Stock to be
	Type	Eligible	Granted in	Make ONE Election for Each
Grant Date	(Options or SSARs)	Award	Exchange	Eligible Award
☐ Exchange
☐ Do Not Exchange

☐ Exchange
☐ Do Not Exchange

☐ Exchange
☐ Do Not Exchange

☐ Exchange
☐ Do Not Exchange

☐ Exchange
☐ Do Not Exchange
     My Eligible Awards that are exchanged will be cancelled irrevocably on the cancellation date, which will be the first business day following the expiration date of the Offer.
     I understand that this Election Form will replace any Election Form I previously submitted.

Employee Signature

Employee Name (Please print)

Date and Time	E-mail Address
RETURN TO BEAZER HOMES NO LATER THAN 11:59 P.M., EASTERN TIME, ON AUGUST 31, 2009
(OR SUCH LATER DATE IF THE OFFER IS EXTENDED).

Beazer Homes USA, Inc.
Offer to Exchange Certain Outstanding Options and
Stock-settled Stock Appreciation Rights for New Restricted Stock Awards
Election Form Instructions
Forming Part of the Terms and Conditions of the Offer
1. Delivery of the Election Form.
     A properly completed election must be received either by facsimile or e-mail (via PDF or similar imaged document file), on or before 11:59 p.m., Eastern Time, on August 31, 2009 (referred to as the expiration date), or such later date if the Offer is extended. To send your election by facsimile or e-mail, you must do the following:
1.	Properly complete and sign this Election Form.

2.	Deliver the completed and signed Election Form via facsimile or e-mail (via PDF or similar imaged document file):
•	by facsimile, to (770) 350-4357, Attn: Kate Harris; or

•	by e-mail, to kharris@beazer.com
     Election forms must be received no later than 11:59 p.m., Eastern Time, on the expiration date, currently August 31, 2009. If Beazer Homes extends the Offer, the properly completed election must be received by Beazer Homes by the date and time of the extended expiration of the Offer.
     The delivery of all documents, including Election and Withdrawal Forms, is at your own risk. Only responses that are complete and actually received by Beazer Homes by the deadline will be accepted.
     Beazer Homes intends to confirm the receipt of your Election Form and/or any Withdrawal Form by e-mail. If you do not receive a confirmation, it is your responsibility to confirm that we have received your Election and/or any Withdrawal Forms.
     Our receipt of your Election Form is not by itself an acceptance of your Eligible Awards for exchange. For purposes of the Offer, we will be deemed to have accepted Eligible Awards for exchange that are validly submitted and not properly withdrawn as of when we give oral or written notice to the holders of Eligible Awards generally of our acceptance for exchange of such Eligible Awards, which notice may be made by press release, e-mail or other method of communication.
     Beazer Homes will not accept any alternative, conditional or contingent submissions of Eligible Awards. Although it is our intent to send you an e-mail confirmation of receipt of this Election Form, by completing and submitting this Election Form, you waive any right to receive any notice of the receipt of the submission of your Eligible Awards, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you merely will be a notification that we have received your Election Form and does not mean that your Eligible Awards have been cancelled. Your Eligible Awards that are accepted for exchange will be cancelled on the first business day following the expiration date of the Offer.

2. Withdrawal and Additional Submissions.
     Submissions of Eligible Awards made through the Offer may be withdrawn at any time before 11:59 p.m., Eastern Time, on August 31, 2009. If Beazer Homes extends the Offer beyond that time, you may withdraw your Submitted Eligible Awards at any time until the extended expiration of the Offer. In addition, although Beazer Homes currently intends to accept your validly submitted Eligible Awards promptly after the expiration of the Offer, if we have not accepted your Eligible Awards by 11:59 p.m., Eastern Time, on September 29, 2009, you may withdraw your submitted Eligible Awards at any time thereafter.
     To withdraw some or all of your submitted Eligible Awards you must deliver a properly completed Withdrawal Form via the facsimile or e-mail (via PDF or similar imaged document file) while you still have the right to withdraw the Eligible Awards:
•	by facsimile, to (770) 350-4357, Attn: Kate Harris; or

•	by e-mail, to kharris@beazer.com
     You may not rescind any withdrawal and any Eligible Awards withdrawn will not be deemed properly submitted for purposes of the Offer, unless you properly re-elect to exchange those awards before the expiration date.
     To re-elect to exchange some or all of your withdrawn Eligible Awards or to elect to exchange additional Eligible Awards, you must submit a new Election Form via facsimile or e-mail (via PDF or similar imaged document file):
•	by facsimile, to (770) 350-4357, Attn: Kate Harris; or

•	by e-mail, to kharris@beazer.com
     Your new Election Form must be submitted before the expiration date in accordance with the procedures described in these instructions. Because any prior election will be disregarded, your new Election Form must indicate all Eligible Awards you wish to exchange, not just those you wish to add. Your new Election Form must include the required information regarding all of the Eligible Awards you want to exchange and must be signed and clearly dated after the date of your original Election Form and any Withdrawal Form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election. You will be bound by the last properly submitted Election and/or Withdrawal Forms we receive prior to the expiration date.
3. Participation.
     If you intend to submit Eligible Awards through the Offer, you must submit all of your shares subject to each Eligible Award, except as noted herein. You may pick and choose which of your Eligible Awards you wish to exchange. If you have exercised a portion of an Eligible Award, your election will apply to the portion that remains outstanding and unexercised.

4. Signatures on this Election Form.
     This Election Form must be signed by the holder of the Eligible Awards and the signature must correspond with the name as written on the face of the award agreement or agreements to which the Eligible Awards are subject without alteration, enlargement or any change whatsoever. If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Beazer Homes of the authority of that person to act in that capacity must be submitted with this Election Form.
5. Other Information on this Election Form.
     In addition to signing the Election Form, you must print your name and indicate the date and time at which you signed. You also must include a current e-mail address.
6. Requests for Assistance or Additional Copies.
     Any questions regarding how to participate in the Offer and any requests for additional copies of the Offer to Exchange, this Election Form or a Withdrawal Form may be directed to Beazer Homes at:
Beazer Homes USA, Inc.
Attention: Kate Harris
1000 Abernathy Road, Suite 1200
Atlanta, Georgia 30328
Phone: (770) 829-3719
Fax: (770) 350-4357
E-mail: kharris@beazer.com
     Copies will be furnished promptly at Beazer Homes’ expense.
7. Irregularities.
     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any Eligible Awards. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any Eligible Awards elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly submitted Eligible Awards that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any submission of any particular Eligible Awards or for any particular holder, provided that if we grant any such waiver, it will be granted with respect to all holders of Eligible Awards and submitted Eligible Awards. No submission of Eligible Awards will be deemed to have been properly made until all defects or irregularities have been cured by the submitting holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in submissions of Eligible Awards, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

     Important: This Election Form must be received before 11:59 p.m., Eastern Time, on August 31, 2009 (or such later date if the Offer is extended), via facsimile or e-mail (via PDF or similar imaged document file) by:
Beazer Homes USA, Inc.
Attention: Kate Harris
1000 Abernathy Road, Suite 1200
Atlanta, Georgia 30328
Phone: (770) 829-3719
Fax: (770) 350-4357
E-mail: kharris@beazer.com
8. Additional Documents to Read.
     You should be sure to read the Offer to Exchange and all documents referenced therein before deciding to participate in the Offer.
9. Important Tax Information.
     Please refer to Section 14 of the Offer to Exchange, which contains important tax information. Before deciding whether or not to participate in the Offer, you are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.